SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                            STANDARD MOTOR PRODUCTS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:
                            STANDARD MOTOR PRODUCTS
________________________________________________________________________________
     4)   Date Filed:
                                   4/23/2002
________________________________________________________________________________

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
May 23, 2002
                                                                  April 23, 2002
To the Shareholders of
STANDARD MOTOR PRODUCTS, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the "Company") will be held in the offices of JP Morgan Chase, One Chase Manhattan Plaza, New York, NY 10081, on Thursday, the 23rd day of May 2002 at 2:00 o'clock in the afternoon (New York Time).Please note that this location is a change from prior years. The meeting will be held for the following purposes:

      1. To elect eleven directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

      2.    To  consider  and  vote  upon  a  shareholder   proposal  concerning
            preferred share purchase rights; and

      3. To transact such other business as may properly come before the meeting.

      Whether or not you plan to attend the Annual Meeting, please vote, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and return it in the preaddressed envelope, to which no postage need be affixed, if mailed in the United States.





                                             By Order of the Board of Directors

                                             /s/SANFORD KAY
                                             --------------
                                             SANFORD KAY
                                             Secretary


ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL
12, 2002 WILL BE ENTITLED TO NOTICE OF OR TO VOTE AT THE
MEETING, OR ANY ADJOURNMENT THEREOF

STANDARD MOTOR PRODUCTS, INC.

                         37-18 NORTHERN BOULEVARD o LONG ISLAND CITY, N.Y. 11101




MANAGEMENT PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, May 23, 2002

      This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 23, 2002, or at any adjournment thereof. Proxy material is being mailed on or about April 23, 2002, to the Company's approximately 546 shareholders of record. The total number of shares outstanding and entitled to vote on April 12, 2002, was:

Common  Stock . . . . . . . . . . . . . . . . .  12,406,154

The purposes of the annual meeting are: (1) to elect eleven directors, (2) to consider and vote upon a shareholder proposal concerning preferred share purchase rights, and (3) to transact such other business as may properly come before the meeting.

Proposal 1. Election of Directors

      At the Annual Meeting, eleven directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Unless individual shareholders specify otherwise, each executed proxy will be voted for the election to the Board of Directors of the eleven nominees named below, all of whom are currently directors of the Company. Each director has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee named herein unavailable.

      The nominees are: Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis, Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Arthur S. Sills, Lawrence
I. Sills, Peter J. Sills, Frederick D. Sturdivant and William H. Turner.

Proposal 2: Shareholder Proposal Concerning
Preferred Share Purchase Rights

      GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, which claims beneficial ownership of 2,513,727 shares of the Company's common stock (as shown in an Amendment No. 17 filed with the Securities and Exchange Commission on August 24, 2001 with respect to its earlier Schedule 13D), has submitted the following proposal:

      "RESOLVED: that the shareholders of Standard Motor Products, Inc. (the "Company") hereby request the Board of Directors to redeem the Preferred Share Purchase Rights issued pursuant to the Rights Agreement dated as of February 15, 1996, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical."

      The shareholder's statement in support of the proposal is as follows:

      "As of February 15, 1996, the Board of Directors adopted a Rights Agreement, which authorized the issuance of one Preferred Share Purchase Right (the "Rights") for each outstanding share of common stock of the Company. These Rights are a type of corporate anti-takeover device, commonly known as a "poison pill."

      "The Rights generally are exercisable when a person or group acquires a beneficial interest in 20% or more of the common stock of the Company, or upon the commencement or public announcement of the intention of any person to commence a tender or exchange offer that would result in any person becoming the beneficial owner of 20% or more of the Company's common stock. The result of the issuance of the Rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.001 per Right.

      "We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

      "The Board, in an effort to improve shareholder value, should redeem the Rights or put their continuance to a shareholder vote as soon as practical."

   GAMCO Investors, Inc. Urges Shareholders To Vote For This Resolution.

   Your Board of Directors Recommends a Vote Against the Above Proposal.

      The Board of Directors adopted the Company's Preferred Share Purchase Rights Agreement in February 1996 to enhance the ability of the Board to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Similar rights plans have been adopted by a majority of the corporations included in the Standard & Poor's 500.

      The Board believes the Rights Agreement allows the Company to more effectively address situations involving a potential change in control or sale of our Company. A potential acquiror who obtained beneficial ownership of more than 20% of the Company's voting stock, without approval of the Board, would risk substantial dilution of its holdings through operation of the Rights Agreement. As a result, the Board believes that the Rights Agreement encourages a potential acquiror to negotiate directly and in good faith with the Board. By encouraging negotiation, the Rights Agreement puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareholders may not share in the premium associated with a change in control. The Rights Agreement also gives the Board, as elected representatives of the shareholders, flexibility and a greater period of time within which it can properly evaluate and determine if an offer reflects the full value of the Company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

      The Rights Agreement is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all shareholders. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Board may redeem the Rights.

      A study released by Georgeson & Co. in November 1997 found that takeover bids were actually more likely to be completed when the target had a rights plan. Georgeson also concluded that, from 1992 to 1996, companies with rights plans received an added $13 billion in additional takeover premiums than did companies without rights plans.

      The Board's fiduciary duty to the shareholders dictates that it evaluate the merits of each and every acquisition proposal presented to it and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. The Board believes that the adoption of a Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of the shareholders. Redeeming the Rights would remove an important tool that the Board believes it should have for the protection of shareholders. The Board therefore believes that any decision to redeem the Rights should be made in the context of a specific acquisition proposal.

                   FOR THESE REASONS, THE BOARD OF DIRECTORS
                    RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


Information With Respect to Nominees and Major Shareholders

      Information with respect to each nominee is set forth in Chart "A" on page
3. Additional information with respect to major shareholders of the Company, including their percentage ownership in the Company's voting stock is set forth in Chart "B" on page 4.

      Beneficial shares of common stock owned directly or held as trustee by Fife family members aggregate 2,392,539 shares (19.1%). Shares of common stock owned directly or held as trustee by Sills family members aggregate 2,757,321 shares (22.0%). The 252,125 shares of common stock owned by charitable foundations of which various members of the Fife and Sills families are trustees represent 2.0% of the total outstanding voting securities of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's common stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the common stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2001 all
Section 16(a) filing requirements applicable to its officers and directors were complied with.


                    CHART A-INFORMATION ABOUT NOMINEES
                                                                                 Has      Shares of Common Stock
                                    Office with Company and                      Served   Beneficially Owned
                                                                                          Directly
                                    Principal Occupation                         as       or Indirectly as of
                                                                                 Director
                  Name        Age   During the Past Five Years                   Since    March 15, 2002*
-------------------------------------------------------------------------------------------------------------------

Marilyn F. Cragin. . . . . .  50    Director of the Company (7)                  1995     536,548
                                                                                           70,960 (1)
                                                                                           32,801 (2)
                                                                                          495,273 (3)


Arthur D. Davis   . . . . . . 54    Vice Chairman of the Board and
                                    Director of the Company (8)                  1986      97,369 (18)
                                                                                          452,407 (1)
                                                                                          247,637 (3)


Susan F. Davis . . . . . . .  53    Director of the Company (9)                  1998      98,236
                                                                                           31,600 (2)
                                                                                          247,637 (3)


Robert M. Gerrity . . . . . . 64    Director of the Company                      1996      12,049 (18)
                                    Chairman & CEO, Antrim Group, Inc. (10)


John L. Kelsey    . . . . . . 76    Director of the Company (11)                 1964      13,370 (18)


Kenneth A. Lehman   . . . . . 58    Director of the Company                      1999       7,686 (18)
                                    Managing Director, KKP Group LLC (12)


Arthur S. Sills . . . . . . . 58    Director of the Company (13)                 1995     480,444
                                                                                           38,976 (1)


Lawrence I. Sills . . . . . . 62    Chief Executive Officer, Chairman            1986     665,127 (4) (18)
                                    And Director of the Company (14)                      328,663 (1)
                                                                                          653,164 (5) (6)


Peter J. Sills . . . . . . .  55    Director of the Company (15)                 2000     492,685
                                                                                           38,976 (1)


Frederick D. Sturdivant . . . 64    Director of the Company                      2001      1,361
                                    Chairman Reinventures, LLC (16)


William H. Turner . . . . . . 62    Director of the Company                      1990      13,049 (18)
                                    Chairman Advisory Council
                                    PNC Bank, N. A. New Jersey (17)

      (1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

      (2)   Held as custodian for minor children.

      (3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 990,547 shares.

      (4) Includes 4,346 shares allocated to the account of Lawrence I. Sills under the Company's ESOP.

      (5) Shares in the Estate of Nathaniel L. Sills of which Lawrence I. Sills is Executor.

      (6)   Excludes 143,062 shares held in the Sills Family Foundation.

      (7) Marilyn F. Cragin is the daughter of Bernard Fife (deceased) and sister of Susan F. Davis. She is a co-owner of an art gallery. Prior to that she was a practicing psychotherapist.

      (8) Arthur D. Davis is the son-in-law of Bernard Fife and husband of Susan F. Davis. He was appointed Vice President, Materials Management of the Company in May 1986 and held that position until January 1989 when he resigned that position. He was elected Vice Chairman of the Board on December 14, 2000.

      (9) Susan F. Davis is the daughter of Bernard Fife, wife of Arthur D. Davis and sister of Marilyn F. Cragin.

      (10) Mr. Gerrity has been the Chairman & CEO of the Antrim Group, Inc. since 1996. Prior to that he was the Vice Chairman of New Holland,
            n. v. He is also a director of Harnischfeger Industries Inc., Libralter Engineering Systems Inc. and Birmingham Steel Inc.

      (11)  Mr. Kelsey, now retired, was Advisory Director,  PaineWebber Inc. in
            which   capacity  his   responsibilities   included  all  facets  of
            investment banking.

      (12) Mr. Lehman has been the Co-President of the KKP Group LLC since 1999. On November 1, 2000 he became Managing Director of the KKP Group LLC. Prior to that he was the Co-Chairman and Chief Executive Officer of Fel-Pro Incorporated from 1990 through December 31, 1998. He is also a Director of Gold Eagle Co.

      (13) Arthur S. Sills is the son of Nathaniel l. Sills, (deceased), and brother of Lawrence I. Sills and Peter J. Sills. He has been an educator and administrator for more than twenty years.

      (14) Lawrence I. Sills is the son of Nathaniel I. Sills and brother of Arthur S. Sills and Peter J. Sills. He was elected the Chairman of the Board on December 14, 2000.

      (15)  Peter Sills is the son of Nathaniel I. Sills and brother of Lawrence
            I. Sills and Arthur S. Sills. He is an attorney and for the past ten years he has been a writer.

      (16) Mr.Sturdivant has been Chairman of Reinventures LLC since 2000. Prior to that he was Executive Managing Director of Strategic Decisions Group/Navigant from 1998 to 2000 and President of Index Research and Advisory Services, a subsidiary of Computer Sciences Corporation, from 1996 to 1998. Mr. Sturdivant was elected to the Board on December 11, 2001.


      (17) Mr. Turner has been the Chairman of the Advisory Council of PNC Bank, New Jersey since June 2000. Prior to that he was the Chairman of PNC Bank, N.A. from September 1999 to June 2000 and President of PNC from August 1997 to September 1999. He was President & Co-CEO of Franklin Electronic Publishers, Inc. from October 1, 1996 to July 31, 1997. He was the Vice Chairman, Chase Manhattan Bank, and its predecessor Chemical Banking Corporation before his employment with Franklin Electronics Publishers, Inc. He is also a director of Franklin Electronic Publishers, Inc., Volt Information Sciences, Inc. and New Jersey Resources Corporation.


      (18) Includes a total of 151,334 shares for all named Directors subject to options exercisable within 60 days as of March 15, 2002.

      * Mrs. Marilyn F. Cragin, Mr. Arthur D. Davis, Mrs. Susan F. Davis, Mr. Arthur S. Sills, Mr. Lawrence I. Sills and Peter J. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect.

        CHART B--HOLDINGS OF MANAGEMENT AND HOLDERS OF 5% OR MORE OF ANY
                    CLASS OF THE COMPANY'S VOTING SECURITIES

                                                                                         Amount and
                                                                                         Nature of
                                                                                         Beneficial
                                           Title of      Address of                      Ownership             Percent of
                                           Class         Beneficial Owner                as of March 15, 2001  Class
--------------------------------------------------------------------------------------------------------------------------
Marilyn F. Cragin (9) . . . . . . . . . .  Common        37-18 Northern Boulevard        536,548               4.16
                                                         Long Island City, NY             70,960 (1)            .55
                                                                                          32,801 (2)            .22
                                                                                         495,273 (3)           3.84


Arthur D. Davis (10)                       Common        37-18 Northern Boulevard         97,369 (5) (15)       .76
                                                         Long Island City, NY            452,407 (1)           3.51
                                                                                         247,637 (3)           1.92


Susan F. Davis (11) . . . . . . . . . . .  Common        37-18 Northern Boulevard         98,236 (              .76
                                                         Long Island City, NY             31,600 (2)            .25
                                                                                         247,637 (3)           1.92


Robert M. Gerrity . . . . . . . . . . . .  Common        114 Division Street              12,049 (15)           .09
                                                         Bellaire, MI.


John L. Kelsey . . . . . . . . . . . . . . Common        460 Coconut Palm Road            13,370 (15)           .11
                                                         Vero Beach, FL


Kenneth A. Lehman . . . . . . . . . . . .  Common        2715 Sheridan Road                7,686 (15)           .06
                                                         Evanston, IL


Arthur S. Sills (12) . . . . . . . . . . . Common        37-18 Northern Boulevard        480,444               3.72
                                                         Long Island City, NY             38,976 (1)            .30


Lawrence I. Sills (13) . . . . . . . . . . Common        37-18 Northern Boulevard        665,127 (15)          4.94
                                                         Long Island City, NY            328,663 (1)           2.55
                                                                                         653,164 (5) (6)       4.72


Peter J. Sills(14) . . . . . . . . . . . . Common        37-18 Northern Boulevard        492,685               3.82
                                                         Long Island City, NY             38,976 (1)            .30


Frederick D. Sturdivant . . . . . . . . .  Common        8 San Clemente Drive              1,361                .01
                                                         Carmel Valley, CA 93924


William H. Turner . . . . . . . . . . . .  Common        2 Tower Center Blvd              13,049 (15)           .10
                                                         East Brunswick, NJ


Directors and Officers as a
Group (eighteen persons)                                                               5,477,177 (7) (15)     44.32


GAMCO Investors, Inc. . . . . . . . . . .  Common        One Corporate Center          2,513,727 (8)          19.48
                                                         Rye, NY


Dimensional Fund Advisors Inc, . . . . . . Common        1299 Ocean Avenue               809,350 (             6.27
                                                         Santa Monica, CA


      (1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

      (2)   Held as custodian for minor children.

      (3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 990,547 shares.

      (4) Includes 4,346 shares allocated to the accounts of Lawrence I. Sills under the Company's ESOP.

      (5) Shares in the Estate of Nathaniel I. Sills of which Lawrence I. Sills is Executor.

      (6) Excludes 143,062 shares of Common Stock held in the Sills Family Foundation.

      (7) Includes 16,727 shares allocated to all officers under the Company's ESOP.

      (8) In an amendment, dated August 24, 2001, to its Schedule 13D, GAMCO Investors, Inc. stated that it and certain affiliated entities beneficially owned an aggregate of 2,513,727 shares of the Company's Common Stock. As to such shares GAMCO or its affiliates state that they have sole voting power for 2,453,727.

      (9) Marilyn F. Cragin is the daughter of Bernard Fife (deceased) and sister of Susan Davis.

      (10) Arthur D. Davis is the son-in-law of Bernard Fife and husband of Susan Davis.

      (11) Susan F. Davis is the daughter of Bernard Fife, wife of Arthur Davis and sister of Marilyn F. Cragin.

      (12) Arthur S. Sills is the son of Nathaniel L. Sills, deceased, and a brother of Lawrence I. Sills and Peter J. Sills.

      (13) Lawrence I. Sills is the son of Nathaniel L. Sills and a brother of Arthur S. Sills and Peter J. Sills.

      (14) Peter J. Sills is the son of Nathaniel I. Sills and a brother of Lawrence L. Sills and Arthur S. Sills.

      (15)  Includes  10,000,  9,000,  9,000,  4,000,  110,334 and 9,000 shares, respectively, for Mr. Davis, Mr. Gerrity, Mr. Kelsey, Mr. Lehman, Mr. L. Sills and Mr. Turner in the case of all listed Directors and Officers named above, which were subject to options exercisable within 60 days of March 15, 2002. All other Officers of the Company as a group have 346,884 shares which were subject to options which are exercisable within 60 days of March 15, 2002.

      * Mrs. Marilyn F. Cragin, Mr. Arthur D. Davis, Mrs. Susan F. Davis, Mr. Arthur S. Sills, Mr. Lawrence I. Sills, and Mr. Peter J. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect.

Meetings of the Board of Directors and Its Committees

      In the last full fiscal year the total number of meetings of the Board of Directors, including regularly scheduled and special meetings was eight.

      The Company has a Compensation Committee and an Audit Committee of the Board of Directors, each consisting of all five independent outside directors. The members of both committees are Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Frederick D. Sturdivant and William H. Turner. The Compensation Committee's function is to approve the compensation packages (salary and bonus) of the Company's officers, to administer the Company's Stock Option Plan and to review the Company's overall compensation policies. The Compensation Committee was established in late 1992 and held three meetings in 2001. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the professional services furnished by them to the Company and their Management Letter with comments on the Company's internal accounting controls. The Audit Committee met four times in 2001. The Company does not have a nominating committee charged with the search for and recommendation to the Board of potential nominees for Board positions. This function is performed by the Board as a whole, which considers all recommendations for potential nominees. Directors Compensation

      Directors who are not officers or related to officers (the "Outside Directors") were paid a retainer of $20,000 of which at least $10,000 must be in shares of the Company's Common Stock valued as of the date of the Annual Meeting of Shareholders. The Chairman of the Audit Committee receives an additional retainer of $3,500. In addition, pursuant to the Company's Independent Outside Directors' Stock Option Plan, the Outside Directors each received a stock option grant of 2,000 shares of the Company's Common Stock with an exercise price per share equal to the price of the stock on the New York Stock Exchange as of the date of the Annual Meeting of Shareholders. Outside Directors also received $1,000 for each Board, Audit Committee and Compensation Committee meeting they attended. Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis and Arthur S. Sills received $500 for each meeting they attended. All other directors, being officers of the Company, received no payment for the fulfillment of their directorial responsibilities.

      During 2001 three executive officers, Lawrence I. Sills, Chairman of the Board, John P. Gethin, President-Chief Operating Officer and James J. Burke, Vice President Finance-Chief Financial Officer were indebted to the Company as a result of loans made to them by the Company.

      Officers who are granted options under the Company's 1994 Omnibus Stock Option Plan are required to attain a common stock ownership position with a market value equal to 50% of the grantee's base salary within a specified period after the date of the original grant. The Compensation Committee permitted the Company to make available to each grantee a loan to achieve his stock ownership requirement at a fixed rate of interest equal to the Company's short-term interest rate the day the loan was made. The Committee also required that any loan made for the above purpose must be repaid within four years and must be collateralized by the common stock acquired with the loan proceeds.

      In 1997 Mr. Gethin borrowed $77,488 for the purchase of the Company's common stock to meet the above-mentioned stock ownership requirement. At March 31, 2002, the amount of this indebtedness was $19,253. In addition, Mr. Gethin has an outstanding loan balance of $154,787 relating to his 1999 relocation to Texas to fulfill his responsibilities as General Manager of the Company's Temperature Control Division. This loan carries an interest rate equal to the Company's short-term interest rate. The terms of repayment require equal annual principal payments of one-fourth of the original principal plus accrued interest. The payments are to be made in April of each year beginning April 2001. The greatest amount of Mr. Gethin's indebtness with respect to all loans in 2001 was $241,339.

      In November 1999 Mr. Burke borrowed $79,943 for the purchase of the Company's common stock to meet the above-mentioned stock ownership requirement. The greatest amount of Mr. Burke's indebtedness with respect to all loans in 2001 was $69,716. At March 31, 2002, the amount of this indebtedness was $57,453.

      In August 2000 Mr. Sills borrowed $75,500 to purchase company stock under a plan that was put in place on November 11, 1999 allowing officers of the Company to borrow up to 25% of their gross annual salary to purchase shares of the Company's common stock. The loan must be paid back in four years and carries an interest rate equal to the Company's short-term interest rate. The greatest amount of Mr. Sill's indebtedness with respect to all loans in 2002 was $72,830. At March 31, 2001, the amount of the indebtedness was $61,964.

Change in Control Arrangements

      The Company has long-term retention agreements with John Gethin and James Burke. If a change in Control of the Company occurs, and within twelve months thereafter the executive's employment is terminated by the Company without cause, or by the executive for certain specific reasons, the executive will receive severance payments and certain other benefits. The specific reasons which allow the executive to resign and receive the benefits are: (1) a reduction in status or position with the Company, (2) a reduction by the Company in the executive's annual rate of base salary, and (3) relocation.

      If the executive resigns for one of the specific reasons, or is terminated without cause, the executive will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period, (2) continued participation for a period of thirty six months in group medical, dental and/or life insurance plans and (3) enhanced benefits under the Company's Supplemental Retirement Program.

      A change in control of the Company for these purposes means the occurrence of any of these events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals:
(2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50 percent of the total voting stock of the Company, including by way of merger, consolidation or otherwise: (3) Lawrence Sills ceases to be the Chairman of the Board of Directors of the Company or the Chief Executive Officer of the Company.

Supplemental Retirement Program

      Effective October 1, 2001, the Company adopted an unfunded supplemental retirement program for eligible employees. Participation is limited to those employees who as of the effective date have been designated by the Compensation Committee. The Benefits under this supplemental retirement program (the "Supplemental Program") are computed under a formula which takes into account a percentage of the participant's average annual salary base plus bonuses and other incentive compensation earned in three (3) of the last five (5) years of service prior to age 60 ("Final Average Earnings") and years of participating service. The maximum benefit payable to a participant under the Supplemental Program is an amount equal to 50% of the participant's Final Average Earnings. If a participant terminates his employment voluntarily prior to age 60 or is terminated for cause (as defined in the Supplemental Program) he will forfeit his benefits under the Supplemental Program. The benefits under the Supplemental Program are in addition to benefits payable to participants under the Company's 401(k) Plan and SERP. Benefits under the Supplemental Program will be paid from general corporate funds in the form of a single life annuity.

      It is not possible calculate exactly each participant's benefits under the Supplemental Program prior to retirement. However, the following tables indicate the aggregate amount of annual benefits payable under the Supplemental Program using the formula described above for the specified final average earnings and years of participating services for Category A and Category B participants, respectively, and are based upon retirement at age 60 and payment in the form of a life annuity. A participant must have completed the number of years of participating service specified in order to receive the benefit listed. Benefits do not increase pro rata between the years of participating service categories specified.

                                   Category A
                                   ----------

                  Annual Benefit Years of Participating Service
                  ---------------------------------------------
Final Average Earnings         2              5              6          7or more
--------------------       --------       --------       --------       --------
$350,000............       $ 43,750       $ 87,500       $131,250       $175,000
$400,000............         50,000        100,000        150,000        200,000
$450,000............         56,250        112,500        168,750        225,000
$500,000............         62,500        125,000        187,500        250,000
$550,000............         68,750        127,500        206,250        275,000
$600,000............         75,000        150,000        225,000        300,000
$650,000............         81,250        162,500        243,750        325,000

                                   Category B
                                   ----------
                  Annual Benefit Years of Participating Service
                  ---------------------------------------------
Final Average Earnings          4             10             12             14
--------------------       --------       --------       --------       --------
$220,000............       $ 27,500       $ 55,000       $ 82,500       $110,000
$250,000............         31,250         62,500         93,750        125,000
$280,000............         35,000         70,000        105,000        140,000
$310,000............         38,750         77,500        116,250        155,000
$340,000............         42,500         85,000        127,500        170,000
$370,000............         46,250         92,500        138,750        185,000
$400,000............         50,000        100,000        150,000        200,000

The only participants in the Supplemental Program at the current time are Mr. Gethin in Category A and Mr. Burke in Category B. The approximate number of years of participating service at December 31, 2001 for each of Messrs. Gethin and Burke was zero.

EXECUTIVE COMPENSATION

   The following table sets forth the annual compensation paid or incurred by the Company during fiscal 2001, 2000 and 1999 to the Chief Executive Officer and the four other most highly compensated executive offices of the Company in 2001 (the named Officers).



                                       SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                                                                        Compensation    All Other
                                                    Annual Compensation                 Awards          Compensation

Name and                                  ---------------------------------------------------------------------------
Principal                                                                  Other        Stock Options
Position                                    Year    Salary      Bonus      Compensation Granted               (2)
                                                                             (1)
---------------------------------------------------------------------------------------------------------------------
Lawrence I. Sills ......................   2001   $305,000   $ 82,000                          --          $ 13,730
Chief Executive Officer, Chairman ......   2000    300,000        861                      25,000            12,553
and Director ...........................   1999    300,000     25,000                      25,000            22,913

John P. Gethin .........................   2001    353,000    128,000                          --            15,776
President - Chief Operating Officer ....   2000    303,000         --                      20,000            12,627
                                           1999    295,000     24,000                      20,000            20,691

Joseph G. Forlenza .....................   2001    305,000    104,000                          --            19,956
Vice President and .....................   2000    293,000    144,304                      15,000            12,352
General Manager Standard Division ......   1999    280,000     26,640                      15.000            20,375

James J. Burke .........................   2001    223,000     64,000                          --            10,795
Vice President - Chief Financial Officer   2000    203,000     15,226                      47,250             8,450
                                           1999    174,375     12,000                          --            10,029

Donald Herring .........................   2001    211,000     49,319                          --            10,691
Vice President - Aftermarket Sales .....   2000    203,000     24,825                      15,000             8,416
                                           1999    194,000     11,097                      15,000            13,049


      (1) Does not include compensation associated with perquisites because such amounts do not exceed the lesser of either $50,000 or 10% of total salary and bonus disclosed.

      (2) Represents Company contributions to the Profit Sharing, 401K, ESOP and SERP programs on behalf of the named individual.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

      There were no grants of stock options to the Named Officers in 2001.


                          OPTION EXERCISES AND HOLDINGS

      The following table provides information with respect to option exercises in 2001 by the Named Officers and the value of such Named Officers' unexercised options at December 31, 2001.

                       AGGREGATED OPTION EXERCISES IN 2001
                       AND DECEMBER 31, 2001 OPTION VALUES


                                                                Number of Shares Underlying  Value of Unexercised
                         Shares                                 Unexercised Options at       In-the-Money Options at
                         Acquired on               Value            Fiscal Year-End              Fiscal Year-End (1)
Name                     Exercise                  Realized     Exercisable  Unexercisable   Exercisable Unexercisable
----------------------------------------------------------------------------------------------------------------------
Lawrence I. Sills          --                            --        102,001       24,999          38,420    51,831
John P. Gethin ...      7,500                        33,974         64,334       21,666              --    46,650
Joseph G. Forlenza      1,200                         6,432         55,800       15,000          17,518    31,100
James J. Burke ...         --                            --         32,250       15,000          23,050    31,100
Donald Herring ...      5,000                        24,151         49,000       15,000              --    31,100

      (1) Market value of unexercised options is based on the closing price of the Company's common stock on the New York Stock Exchange of $13.90 per share on December 31, 2001 (the last trading day of 2001), minus the exercise price

REPORT OF THE COMPENSATION COMMITTEE
          OF THE BOARD OF DIRECTORS

The Company's Compensation Committee of the Board of Directors was established in 1992. The Committee is responsible for approving the compensation packages (base salary and bonus) of the Company's officers, for administering the Company's Stock Option Plans, and for reviewing the Company's overall compensation policies including the structure of its bonus program.

Effective January 1, 1998 the Company modified its MBO Bonus Program into an Economic Value Added (EVA) based program. Simply stated, EVA is equal to net operating profit after tax, less a charge for the cost of capital. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company's shareholders as well as those whose compensation is based on EVA. In the event of decreasing EVA, bonuses will be affected negatively to the point of erasing the portion based upon EVA.

EVA bonuses earned in any one year may not necessarily be paid out in full. In order to promote longer-term shareholder improvement and to provide for years which may produce "negative EVA" results, the entire bonus structure is monitored through a "banking" feature. The "bank" allows only a portion of the year's earnings to be paid out in any given year, saving the remainder for lean year's growth or negative growth. Due to this feature, it is possible to receive a nominal bonus in a poor year only because the individual has a bank upon which to draw. It is also possible to completely exhaust the bank or create a negative bank. In the case of a negative bank, bonuses tied to EVA would not be paid until the bank is once again positive. However, in January 2001 any negative bank balances were reset to zero in order to preserve an incentive for continuous effort in future years. In order to provide additional incentive for achieving the goal of inventory reduction and the negative impact it would have on gross margin and EVA, the Board established a minimal pay out if the inventory goal was met while maintaining a high service level.

The change to EVA was made to more closely align executive compensation to continuous improvements in corporate performance and increases in shareholder value. In this regard, the Compensation Committee endorses the following guidelines for compensation decisions:

      o Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

      o Align all pay programs with the Company's annual and long-term strategies and objectives. o Provide variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return.

Under the EVA bonus program, the bonuses of the officers are based 80% on year-over-year improvement in Company EVA and 20% on MBO goals approved by the Compensation Committee. Earned MBO bonuses are paid out in full each year.

As part of the Company's compensation program, the Compensation Committee, from time to time, grants stock options to the Company's executive officers and other key employees. This feature further strengthens the link between continuous Company improvement and long-term compensation. These grants generally include proportional vesting over multi-year periods at increasing exercise prices. The grants also require a holding period before they may be exercised. To gain access to the non-vested portions, executive officers must retain ownership of specified numbers of shares of the Company's common stock.

                                                Submitted by:
                                                  Robert M. Gerrity
                                                  John L. Kelsey
                                                  Kenneth A. Lehman
                                                  Frederick D. Sturdivant
                                                  William H. Turner

                           Five Year Performance Graph
                Comparison of Five Year Cumulative Total Return*

     For Standard Motor Products, Inc., S&P 500 Index and a Peer Group (1)

                                SMP          S&P         PEER
                                             500         GROUP (1)
                1996            100          100         100
                1997            165          133         150
                1998            178          171         172
                1999            122          207         95
                2000            62           188         39
                2001            111          166         63

Assumes $100 invested on December 31, 1996 in Standard Motor Products, Inc. common stock, S&P 500 Index and a Peer Group (1).


* Total Return assumes reinvestment of dividends.


      (1) The Peer Group companies consist of Federal-Mogul Corp., Dana Corp., Arvin Industries, Inc. and R&B, Inc.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee composed of five Directors, who are "independent" as defined under the listing standards of the New York Stock Exchange, met four times in 2001, and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standard's Board.

      The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for the year 2002.


                     Audit Committee:
                        William H. Turner, Chairman
                        Robert M. Gerrity John L.
                        Kelsey Kenneth A. Lehman
                        Frederick D. Sturdivant

AUDIT AND NON-AUDIT FEES

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

        Audit fees, including fees paid in 2001 for services performed in 2000 and excluding audit related fees $547,000
        All other fees
         Audit related(1)               33,000
         Other non-audit services (2)   233,000
                                        -------
         Total all other fees           266,000
                                        -------
         Total                         $813,000
                                       ========

      (1) Audit related fees consisted principally of audits of financial statements of certain employee benefit plans, audits of certain foreign entities and issuance of consents.

      (2) Other non-audit fees consisted principally of tax compliance and employee benefits services.

Information as to Voting Securities

      The close of business on April 12, 2002 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and vote at, the Annual Meeting of Shareholders of the Company to be held on May 23, 2002.

      Holders of shares of common stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date. On that date 12,406,154 shares of common stock were outstanding and entitled to vote.

Voting and Revocation of Proxies

      The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. In the absence of specific instructions, proxies so received will be voted for the election of the named nominees to the Company's Board of Directors. Proxies are revocable at any time before they are exercised by sending in a subsequent proxy (with the same or other instructions), by appearing at the Annual Meeting and voting in person or by notifying the Company that it is revoked.

Votes Required

      Nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of a majority of the votes cast at the meeting is required to approve the shareholder proposal with respect to preferred share purchase rights. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions are counted for quorum purposes only. Broker non-votes have the same effect as abstentions..

Method and Expense of Proxy Solicitation

    The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company at nominal cost.

      The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the name of nominees, their expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies

Independent Auditors

      The Board of Directors of the Company has appointed KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2002. Management does not believe it is necessary for shareholders to ratify this appointment due to the satisfactory services of KPMG LLP, in the prior year. There is no requirement under Federal or New York law that the appointment of independent auditors be approved by shareholders. Management's recommendation for the appointment of KMPG LLP was unanimously approved by the Audit Committee of the Board of Directors. It is expected that representatives of KPMG LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they so desire and to respond to questions.

Shareholder Proposals for the 2003 Annual Meeting

      To be considered for inclusion in next year's proxy Statement pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended shareholder proposals must be received at the Company's offices no later than the close of business on December 9, 2002. Proposals should be addressed to Sanford Kay, Secretary, Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101.

      For any shareholder proposal that is not submitted for inclusion in the next year's Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 9, 2003, and advises shareholders in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) does not receive notice of the proposal prior to the close of business on March 9, 2003. Notice of intention to present proposals at the 2003 Annual Meeting should be addressed to Sanford Kay, Secretary, Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101.

      The Company's 2001 Annual Report has been mailed to shareholders. A copy of the Company's Annual Report on Form 10-K will be furnished to any shareholder who requests the same free of charge (except for Exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged.)

Other Matters

      On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the meeting, it is the intention of the proxyholders named in the proxy card to take such action as shall be in accordance with their best judgment.

                                              By Order of the Board of Directors
                                                                     SANFORD KAY
                                                                       Secretary
Dated: April 23, 2002

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                         STANDARD MOTOR PRODUCTS, INC.
                                 REVOCABLE PROXY

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2002

      The undersigned shareholder of STANDARD MOTOR PRODUCTS, INC. (the "Company") hereby appoints LAWRENCE I. SILLS and JOHN P. GETHIN, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 12, 2002 at the annual meeting of the shareholders of the Company to be held on May 23, 2002, or at any adjournment thereof.


                           COMMON

1.    Election of Directors


   Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis,
   Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman,
   Arthur S. Sills, Lawrence I. Sills, Peter J. Sills,
   Frederick D. Sturdivant and William H. Turner

                                With-           For All
                For             hold            Except
                [_]              [_]              [_]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


                          DIRECTORS RECOMMEND "AGAINST"
                                    ---------
2.    Shareholder proposal concerning preferred share purchase rights.

                For             Against         Abstain
                [_]               [_]             [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.






      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES NAMED ABOVE AND AGAINST PROPOSAL 2. AT THE PRESENT TIME, THE BOARD OFDIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

          Please be sure to sign and date this Proxy in the box below.

                ________________________________________________
                                      Date

                ________________________________________________
                             Shareholder sign above

                ________________________________________________
                         Co-holder (if any) sign above

 => Detach above card, sign, date and mail in postage paid envelope provided. =>

                          STANDARD MOTOR PRODUCTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

________________________________________________
________________________________________________
________________________________________________

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                         STANDARD MOTOR PRODUCTS, INC.
                                 REVOCABLE PROXY

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2002

      The undersigned shareholder of STANDARD MOTOR PRODUCTS, INC. (the "Company") hereby appoints LAWRENCE I. SILLS and JOHN P. GETHIN, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 12, 2002 at the annual meeting of the shareholders of the Company to be held on May 23, 2002, or at any adjournment thereof.


                                      ESOP

 1.Election of Directors


        Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis,
        Robert M. Gerrity, John L.Kelsey, Kenneth A. Lehman,
        Arthur S. Sills, Lawrence I. Sills, Peter J. Sills,
        Frederick D. Sturdivant and William H. Turner

                                With-           For All
                For             hold            Except
                [_]              [_]              [_]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

                          DIRECTORS RECOMMEND "AGAINST"
                                    ---------

2.Shareholder proposal concerning preferred share purchase rights.


                For             Against         Abstain
                [_]               [_]             [_]

3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES NAMED ABOVE AND AGAINST PROPOSAL 2. AT THE PRESENT TIME, THE BOARD OFDIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

          Please be sure to sign and date this Proxy in the box below.

                ________________________________________________
                                      Date

                ________________________________________________
                             Shareholder sign above

                ________________________________________________
                         Co-holder (if any) sign above


 => Detach above card, sign, date and mail in postage paid envelope provided. =>
                          STANDARD MOTOR PRODUCTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

________________________________________________
________________________________________________
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